Exhibit 99.1

Covidien Reports First-Quarter 2010 Results

•	Net sales up 7%, led by an 18% increase for Medical Devices
•	Diluted GAAP earnings per share from continuing operations were $0.82; excluding specified items, adjusted diluted earnings per share from continuing operations were $0.86
•	Fiscal 2010 operating margin guidance raised

DUBLIN, Ireland – January 20, 2010 – Covidien plc (NYSE: COV) today reported results for the first quarter of fiscal 2010 (October – December 2009). First-quarter net sales of $2.7 billion were up 7% from the $2.6 billion reported a year ago, with favorable foreign exchange of $121 million increasing the quarterly sales growth rate by approximately 5 percentage points.

Excluding $96 million in sales of oxycodone hydrochloride extended-release tablets (Oxy ER) in the first-quarter 2009, first-quarter 2010 net sales grew 11%, while operational growth (net sales growth, excluding the effect of foreign exchange) was 6%, driven primarily by higher volume and new products.

First-quarter 2010 gross margin of 54.3% rose 0.8 percentage points from the prior-year period. As shown on the attached Non-GAAP Reconciliations table, gross margin was up 2.5 percentage points from the 2009 adjusted gross margin of 51.8%. The first-quarter 2010 improvement reflected positive mix in all three segments, benefits from our restructuring program and favorable foreign exchange.

Selling, general and administrative expenses for the first quarter of fiscal 2010 were significantly higher than those of a year ago. The 2010 expenses included planned increases in selling and marketing, unfavorable foreign exchange and expenses related to recent acquisitions. Research and Development (R&D) expense in the quarter climbed 7% from that of the prior year and represented 3.7% of net sales.

In the first quarter, the Company reported operating income of $552 million, versus $544 million in the same period the year before. First-quarter 2010 adjusted operating income, excluding the specified items shown in the attached Non-GAAP Reconciliations table, was up 21% to $590 million, compared with $489 million the previous year. First-quarter adjusted operating income, excluding the specified items, represented 21.5% of sales, versus 19.8% a year ago.

The first-quarter effective tax rate was 21.1%. Excluding the specified items shown in the attached Non-GAAP Reconciliations table, the first-quarter tax rate was 22.6%.

Diluted GAAP earnings per share from continuing operations were $0.82 in the first quarter, versus $0.75 per share in the comparable quarter last year. First-quarter adjusted diluted earnings per share, excluding the specified items, were $0.86, versus $0.65 a year ago, a 32% increase.

“Our excellent performance in the first quarter of fiscal 2010 reflected the success of ongoing strategic initiatives focused on innovation and growth,” said Richard J. Meelia, Chairman, President and CEO. “Building on last year’s strong operational sales gains, we delivered exceptional growth in our largest business segment, Medical Devices, which generated broad-based improvement across its product lines. With higher-margin products increasing their contribution to all three Covidien business segments, our gross margin climbed sharply in the quarter, significantly exceeding our expectations. We are confident that this upward trend in margin improvement is sustainable and, as a result, we are raising our previously announced 2010 operating margin guidance.

“During the quarter, we continued to reshape and strengthen our portfolio, acquiring Aspect Medical Systems and announcing the sale of our U.S. radiopharmacies. We also received FDA approval for two major new Pharmaceutical products that we plan to launch in the next few months. We expect that these and other superior new products will fuel our growth in an increasingly competitive marketplace. We also expect to drive growth this year through key strategic investments funded by our continued strong cash flow,” Mr. Meelia said.

Results by business segment follow.

Medical Devices sales of $1.7 billion in the first quarter were 18% above the $1.4 billion in the comparable quarter of last year. Operational growth was 11%, reflecting new products and increased volume. Operationally, sales in Endomechanical advanced, as both laparoscopic instruments and stapling products registered good growth. The Energy double-digit quarterly sales gain was again due to a sharp increase in sales of vessel sealing products, partially offset by a continued slowdown in capital-related hardware products. In Soft Tissue Repair, sales of mesh and biosurgery products again rose rapidly, but growth in the product line was restrained by flat sales of sutures. In the Oximetry and Monitoring product line, sales gains were aided by the Aspect acquisition, as well as by higher sales of sensors. In Airway and Ventilation, the double-digit quarterly sales increase primarily reflected exceptional growth for ventilators, largely due to orders related to the H1N1 pandemic outside the United States. The increase was partially offset by lower sales of sleep products following the divestiture of the diagnostics product line. Vascular sales climbed at a strong double-digit pace, due to the addition of VNUS and Bacchus products, both of which surpassed our expectations, coupled with good growth in sales of compression products.

Pharmaceuticals sales of $616 million in the first quarter were 12% below the prior year’s $697 million, including favorable foreign exchange of about 2 percentage points to the 2010 quarterly results and Oxy ER contributing $96 million in sales to the year-ago quarter. Excluding both these factors, first-quarter sales were essentially unchanged. Sales in the quarter benefited from a double-digit increase in radiopharmaceuticals, aided by a supply situation that improved from the year before. Operationally, sales of contrast products were below those of a year ago. Sales of Active Pharmaceutical Ingredients and Specialty Chemicals both declined, due to lower volumes and weakness in microelectronic chemicals, respectively. Excluding Oxy ER, sales of Specialty Pharmaceuticals were even with those of the prior year, as higher sales of generic products were offset by lower branded sales.

Medical Supplies first-quarter sales of $443 million were 2% above the $435 million reported in the comparable quarter of the previous year. The increase was primarily due to favorable foreign exchange, which drove higher reported sales of Nursing Care and Medical Surgical products.

In the first quarter of fiscal 2010, Covidien purchased approximately 500,000 ordinary shares under its previously announced share buyback program.

FISCAL 2010 OUTLOOK

Covidien has updated its fiscal 2010 guidance. The Company continues to estimate that sales in fiscal 2010 will be up 6% to 9%, including foreign exchange at current rates and excluding Oxy ER sales from the 2009 base. Net sales are now expected to be up 10% to 13% versus 2009 in the Medical Devices segment, compared with prior guidance of 9% to 12% growth. There is no change to previous 2010 guidance for the Pharmaceuticals segment, flat to up 3%, despite the announced sale of U.S. radiopharmacies which is expected to close in the first half of calendar 2010. In the Medical Supplies segment, the Company continues to expect sales to be up 2% to 5%. Including foreign exchange at current rates and excluding the impact of one-time items, the operating margin is now expected to be in the 21% to 22% range, compared with prior guidance of 20% to 21%. The effective tax rate is expected to be in the 21% to 23% range, consistent with prior guidance. The Company also revised its guidance for 2010 free cash flow to in excess of $1.5 billion from earlier guidance of approximately $1.4 billion.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2009 revenue of $10.7 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS Eric Kraus Senior Vice President Corporate Communications 508-261-8305 eric.kraus@covidien.com	Coleman Lannum, CFA Vice President Investor Relations 508-452-4343 cole.lannum@covidien.com

Bruce Farmer Vice President Public Relations 508-452-4372 bruce.farmer@covidien.com	Brian Nameth Director Investor Relations 508-452-4363 brian.nameth@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com
•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 800-510-0219. For participants outside the U.S., the dial-in number is 617-614-3451. The access code for all callers is 94242633.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on January 20, 2010, and ending at 5:00 p.m. on January 27, 2010. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 41226018.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted net sales, adjusted gross margin, adjusted operating income, adjusted earnings per share, adjusted operating margin and free cash flow (net cash provided by continuing operating activities minus capital expenditures), which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

The Company presents its operating margin and effective tax rate forecast before special items to give investors a perspective on the expected underlying business results. Because the Company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the Company’s financial statements, it is difficult to include the impact of those items in the forecast. In addition, the Company is excluding the one-time impact of Oxy ER from its fiscal 2009 net sales to give investors a better perspective on its base business operations. Sales of Oxy ER in fiscal 2009 were $354 million. Given the substantial but finite nature of Oxy ER sales, the Company believes that excluding the impact provides investors with a better understanding of its base business operations. Including Oxy ER and foreign exchange rates at current levels, the Company estimates that net sales in fiscal 2010 will increase 2.5% to 5.5% versus 2009 and sales in the Pharmaceuticals segment will be down 13% to down 10% versus those of 2009.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payers and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, including legacy Tyco-related litigation, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates or potential environmental liabilities. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended December 25, 2009 and December 26, 2008

(dollars in millions, except per share data)

	Quarter Ended December 25, 2009	Percent of Net Sales	Quarter Ended December 26, 2008	Percent of Net Sales

Net sales	$2,749	100.0%	$2,564	100.0%
Cost of products sold	1,257	45.7	1,192	46.5

Gross profit	1,492	54.3	1,372	53.5

Selling, general and administrative expenses	834	30.3	731	28.5
Research and development expenses	101	3.7	94	3.7
Restructuring charges	5	0.2	3	0.1

Operating income	552	20.1	544	21.2

Interest expense	(43)	(1.6)	(45)	(1.8)
Interest income	5	0.2	7	0.3
Other income	8	0.3	10	0.4

Income from continuing operations before income taxes	522	19.0	516	20.1

Income tax expense	110	4.0	135	5.3

Income from continuing operations	412	15.0	381	14.9

Income from discontinued operations, net of income taxes	—	—	5	0.2

Net income	$412	15.0	$386	15.1

Basic earnings per share:
Income from continuing operations	$0.82		$0.76
Income from discontinued operations	—		0.01
Net income	0.82		0.77

Diluted earnings per share:
Income from continuing operations	$0.82		$0.75
Income from discontinued operations	—		0.01
Net income	0.82		0.76

Weighted-average number of shares outstanding (in millions):
Basic	499		504
Diluted	504		507

Covidien plc

Non-GAAP Reconciliations

Quarters Ended December 25, 2009 and December 26, 2008

(dollars in millions, except per share data)

	Quarter Ended December 25, 2009
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,749	$1,492	54.3%	$552	20.1%	$522	$412	$0.82
Adjustments:
Legal charge (1)	—	—		33		33	20	0.04
Restructuring charges (2)	—	—		5		5	3	0.01
Impact of tax sharing agreement (3)	—	—		—		(3)	(3)	(0.01)
Tax matters	—	—		—		—	(1)	—

As adjusted	$2,749	$1,492	54.3	$590	21.5	$557	$431	0.86

	Quarter Ended December 26, 2008
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,564	$1,372	53.5%	$544	21.2%	$516	$381	$0.75
Adjustments:
Legal settlements (1)	—	—		36		36	22	0.04
Restructuring charges (2)	—	—		3		3	1	—
Impact of tax sharing agreement (3)	—	—		—		(2)	(2)	—
Tax matters (4)	—	—		—		—	(7)	(0.01)

As adjusted	2,564	1,372	53.5	583	22.7	553	395	0.78
Impact of Oxy ER (5)	(96)	(94)	97.9	(94)	97.9	(94)	(67)	(0.13)

As adjusted, excluding impact of Oxy ER	$2,468	$1,278	51.8	$489	19.8	$459	$328	0.65

(1)	Represents legal charges related to anti-trust cases, which are included in selling, general and administrative expenses.
(2)	Primarily relates to severance costs.
(3)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and Tyco Electronics included in other income.
(4)	Primarily relates to the retroactive reenactment of the U.S. research and development tax credit to January 1, 2008.
(5)	Represents the sales and direct costs attributable to selling oxycodone hydrochloride extended-release tablets (Oxy ER).

Covidien plc

Segment and Geographical Sales

Quarters Ended December 25, 2009 and December 26, 2008

(dollars in millions)

	Quarters Ended		Percent change	Percent change currency	Operational growth
	December 25, 2009	December 26, 2008

Medical Devices
United States	$681	$599	14%	—%	14%
Non-U.S.	1,009	833	21	11	10

	$1,690	$1,432	18	7	11

Pharmaceuticals
United States (1)	$414	$518	(20)%	—%	(20)%
Non-U.S.	202	179	13	10	3

	$616	$697	(12)	2	(14)

Medical Supplies
United States	$385	$379	2%	—%	2%
Non-U.S.	58	56	4	12	(8)

	$443	$435	2	2	—

Covidien plc
United States (1)	$1,480	$1,496	(1)%	—%	(1)%
Non-U.S.	1,269	1,068	19	11	8

	$2,749	$2,564	7	5	2

(1)	Quarter ended December 26, 2008 includes sales of oxycodone hydrochloride extended-release tablets.

Covidien plc

Select Product Line Sales

Quarters Ended December 25, 2009 and December 26, 2008

(dollars in millions)

	Quarters Ended
	December 25, 2009	December 26, 2008	Percent change	Percent change currency	Operational growth

Medical Devices
Endomechanical Instruments	$551	$475	16%	8%	8%
Soft Tissue Repair Products	219	193	13	6	7
Energy Devices	240	205	17	6	11
Oximetry & Monitoring Products	180	148	22	5	17
Airway & Ventilation Products	209	178	17	6	11
Vascular Products	182	132	38	5	33

Pharmaceuticals
Oxycodone Hydrochloride Extended-Release Tablets	$—	$96	(100)%	—%	(100)%
Other Specialty Pharmaceuticals	141	141	—	—	—
Active Pharmaceutical Ingredients	87	94	(7)	1	(8)
Specialty Chemicals	105	106	(1)	4	(5)
Contrast Products	141	140	1	6	(5)
Radiopharmaceuticals	142	120	18	3	15

Covidien plc

Non-GAAP Sales Analysis

(dollars in millions)

	Net Sales for the Quarter Ended December 25, 2009		Oxy ER Impact		Currency Impact		Operational Growth Excluding the Impact of Oxy ER		Net Sales for the Quarter Ended December 26, 2008

Medical Devices	$1,690	18%	$—	—%	$97	7%	$161	11%	$1,432
Pharmaceuticals	616	(12)	(96)	(14)	17	2	(2)	—	697
Medical Supplies	443	2	—	—	7	2	1	—	435

Total Net Sales	$2,749	7	$(96)	(4)	$121	5	$160	6	$2,564